NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 12, 2006

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Appears Before

Nasdaq Listing Qualifications Panel

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that Management of the Company participated in a hearing before the Nasdaq Listing Qualifications Panel on May 11, 2006 to present its plan for completing the restatement of its financial statements and filing its Form 10-K for the fiscal year ended December 31, 2005 and the Form 10-Q for the quarter ended March 31, 2006. In that regard, on May 9, 2006, the Company advised the Nasdaq staff that it would not file the Form 10-Q by the May 10, 2006 deadline and on that same date the Company filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission also indicating that it would not file by the deadline. On May 10, 2006, the Company received notice from the Nasdaq staff that the delay in filing the Form 10-Q could serve as an additional basis for the delisting of the Company's securities, pursuant to Marketplace Rule 4310(c)(14), and that the Panel would consider this additional issue in connection with the May 11, 2006, proceeding.

At the hearing, the Company requested that the Nasdaq Listing Qualifications Panel allow the Company until May 31, 2006 to file restated financial statements and the Annual Report on Form 10-K for the period ended December 31, 2005 and until June 15, 2006 to complete the Quarterly Report on Form 10-Q for the period ended March 31, 2006.   The Company is awaiting the Panel's decision; however, there can be no assurance that the Panel will grant the Company's request for continued listing.

The Company has previously announced that it anticipates restatement of its financial statements for the first three quarters of 2005, the years ended December 31, 2004, 2003, 2002 and 2001, and each of the quarters in 2004 and 2003.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. The Company was a part of the S&P SmallCap 600 Index and the Russell 3000 Index of companies.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597